AGREEMENT

THIS AGREEMENT (the "**Agreement**") is made on the 27 day of November, 2020 (the "**Effective Date**") by and between Inspira Technologies Oxy B.H.N Ltd., an Israeli private company with a registration number of 515806495 ("**Inspira**"); Inspira Technologies Limited formerly known as InSense Medical Pty Ltd. (ACN 633 285 364), a company duly incorporated in the State of Victoria, Australia ("**IML**"); Udi Nussinovitch, Joe Hayon and Dagi Ben-Noon (together, the "**Inspira Founders**"); and Newburyport Partners Pty Ltd. (ACN 604 268 439), a company duly incorporated in the State of Victoria, Australia (the "**Advisors**"; each, a "**Party**" and collectively, the "**Parties**").

WHEREAS On May 20th, 2019, the Parties entered into that certain IPO Implementation Deed (the "**IPO Deed**") setting out the intention of the Parties to consummate an initial public offering of IML's shares on the Australian Securities Exchange (ASX) (the "**IPO**") following completion of the Placement (as defined in the IPO Deed) and a stock swap, following which the security holders of Inspira would hold securities of IML, and IML would hold all of the issued share capital of Inspira; and

WHEREAS Pursuant to the IPO Deed, Inspira had granted to the Advisors a mandate to manage the Placement, under which the Advisors undertook to raise (by way of issuance of ordinary shares in IML to third-party investors) an amount, as specified in the IPO Deed, which IML was then obligated to advance to Inspira under the CLA (as defined below), for use in Inspira's business, all as set forth in the IPO Deed; and

WHEREAS On July 1st, 2019, IML and Inspira entered into that certain Convertible Bridge Loan Agreement (the "**CLA**") under which IML undertook to provide Inspira with the Loan (as specified in the CLA), which would be converted into ordinary shares of Inspira under the terms and conditions as set forth in the CLA; and

WHEREAS On or about July 18th, 2019 the Parties entered into a Deed of Variation to IPO Implementation Deed (the "**Deed of Variation**"), amending certain terms of the IPO Deed; and

WHEREAS Despite the fact that Inspira made significant progress in its business activities, as originally contemplated, following several months of attempts in pursuit of the IPO on the ASX, the Parties came to the conclusion that the IPO on the ASX cannot be consummated as contemplated, and thus the IPO on the ASX was eventually not consummated; and

WHEREAS The Parties no longer intend to consummate the IPO as was initially intended, and therefore the Parties wish to terminate the IPO Deed, the Deed of Variation and the CLA (together, the "**Previous Agreements**"), and to settle all matters deriving from the termination of the Previous Agreements, and the relationship between the Parties following such termination.

NOW THEREFORE, it has been agreed and stipulated between the Parties as follows:

1. **Representations**. By signing this Agreement, each Party represents that it has full corporate power and authority to execute, deliver and perform this Agreement and that it is entering the Agreement voluntarily, without reservation and that it will be binding on such Party as a settlement agreement.

2. **Extension and Termination**. The Parties agree that the IPO Deed, as amended by the Deed of Variation, has been extended such that it remained in full force and effect until the Effective Date (regardless of its original term). Effective as of the Effective Date, the Parties hereto hereby acknowledge and agree to terminate all of the Previous Agreements (including but not limited to the IPO Deed), thereby releasing each other from any of its terms and conditions and obligations set forth thereunder, and the Previous Agreements shall be heretofore deemed as terminated, cancelled, null and void without having any legally binding effect with respect to the Parties hereto, except as expressly provided in this Agreement.

3. **Loan Amount; Cash Settlement**.

   3.1. The Parties hereby confirm and agree that under the terms of the CLA, IML has transferred to Inspira the Loan (as defined in the CLA), in such amount (the "**Loan Amount**") as detailed in the budget attached hereto as **Exhibit A** (the "**Budget**"), which constitutes an integral part of this Agreement.

   3.2. The Budget also specifies any amounts which the Parties have agreed should be added to the Loan Amount (including but not limited to any due retainers, management fees, commissions and/or coverage of expenses) or which the Parties have agreed should be deducted from or set off against the Loan Amount (such as expenses exceeding the agreed budget).

   3.3. It is hereby clarified that the Loan Amount constitutes the full amount which was transferred by IML to Inspira under the CLA and other Previous Agreements, and as of the Effective Date, Inspira shall not be entitled to receive any additional amounts and/or payments in respect of the CLA and other Previous Agreements.

   3.4. Except as specifically accounted for in the Budget, each Party shall be solely responsible and liable for all costs, expenses and obligations which it has incurred or committed towards third parties, including but not limited to Lender Costs (as defined in the CLA) and agreements with service providers; and no Party shall be liable towards or indemnify the other Parties (or their respective affiliates, representatives and agents) for such costs, expenses and obligations.

4. **Conversion of Loan; Equity Settlement**.

   4.1. The Parties hereby irrevocably agree that effective as of the Effective Date, the entire Loan Amount and any accrued Interest (as defined in the CLA) or attachment thereupon shall be automatically converted into ordinary shares of Inspira (the "**Shares**"), at a price per share of 14 or 16 Australian cents (the "**Conversion**"), such that by virtue of such Conversion, IML will be issued such aggregate amount of Shares as detailed in the capitalization table attached hereto as **Exhibit B**, which constitutes an integral part hereof (the "**Cap Table**"). It is recognized that IML's intent is to distribute the shares among its shareholders when possible in accordance with this

Agreement, at the cost price paid by IML (i.e. 14 or 16 Australian cents per share) and according to the table attached as **Exhibit C**.

4.2. The Parties agree that the Cap Table contains a true and accurate description of the Company's capitalization, including on a conditional and fully diluted basis, and including the terms and conditions of options, as of the Effective Date, and waive any claims in connection with any party being entitled to equity not attributed to it under the Cap Table, or not being entitled to equity attributed to it in the Cap Table. For the avoidance of doubt, the Cap Table is based on the founding shareholders of the Company holding 70 million issued shares (not including options, ESOP etc), resulting in a holding ratio that reflects Company's achievement of the milestones for issuance of performance shares to the Inspira Founders as agreed under the IPO Deed; and IML waives any claim that the ratio of IML's holdings in the Company immediately upon conversion is different than that described in the Cap Table.

4.3. It is hereby clarified that IML shall only be entitled to distribute or divide the Shares issued to it upon the Conversion among its shareholders if and when Inspira becomes a publicly traded company under any applicable law provided that such restriction if still then in force will expire on the date 18 months from the Effective Date, and in addition such Shares shall be subject to all terms and restrictions of transfer set forth in Inspira's Articles of Association and generally applicable to holders of Inspira ordinary shares, such as may be in effect from time to time.

4.4. IML hereby irrevocably acknowledges and agrees that upon the consummation of the Conversion and subject thereto, the CLA and Loan Amount thereunder shall be deemed to be satisfied and discharged in full by Inspira, and all obligations of Inspira towards IML, including, without limitation, such undertakings pertaining to repayment of any amounts thereunder (including without limitation the Interest) or conversion of the Loan Amount shall be void and terminated, and no additional securities of any kind, other than the Shares, are owed to IML or any related party by Inspira (including but not limited to additional options, performance equity and/or promoter shares).

5. **Capital Raising Assistance**. It is hereby agreed between the Parties that the Advisors and Mr. Peter Marks (**"Mr. Marks"**), who for the avoidance of doubt is an affiliate of IML and of the Advisors, will perform capital raising services for Inspira from and after the Effective Date, under such terms and conditions and against such consideration as set forth in the capital raising agreement between Mr. Marks, the Advisors and Inspira attached hereto as **Exhibit D**, which constitutes an integral part hereof (the **"Capital Raising Agreement"**), which is for funds post the CLA amount raised mentioned in this document.

6. **Release and Waiver.** Each Party hereby irrevocably and forever releases the other Parties hereto (including their respective shareholders, officers, directors and/or representatives) from any and all claims and/or demands and/or actions and/or liabilities of any kind, nature, character and description whatsoever, known or unknown, fixed or contingent or otherwise, which such Party may now or in the future have, directly or indirectly arising out of or in connection with the Previous Agreements or termination thereunder, including but not limited to,

payments of any kind, options to acquire shares, funding obligations and/or any other rights as the Parties had, have or may have under the Previous Agreements, resulting from any matter, event, state of facts, claim, contention or cause whatsoever, occurring or existing from the beginning of time until the Effective Date.

7. **Confidentiality**. The Parties agree that the terms and conditions of this Agreement shall remain confidential at all times, and shall not be disclosed to any other person, other than respective employees, directors and shareholders of the Parties who have a need to know such information and are bound by comparable confidentiality undertakings. Notwithstanding anything to the contrary, each Party hereunder may present this Agreement to its legal and/or tax advisors, to tax authorities, in any legal proceedings (should there be any relating to this Agreement or if the Parties are called to any legal proceedings and asked about this Agreement), or under any due diligence process.

8. **Miscellaneous**

8.1. The preamble and Exhibits to this Agreement constitute an integral part hereof.

8.2. This Agreement constitutes the entire agreement and understanding between the Parties concerning the termination of the Previous Agreements and the Parties' relationship following such termination, and supersedes and replaces any and all prior agreements, whether written or oral, between the Parties relating to the subject matter hereof. This Agreement may only be amended by a written document signed by the Parties hereto.

8.3. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

8.4. This Agreement and/or any rights or obligations hereunder shall not be assigned or transferred by any Party without the prior written consent of the other Parties and any such assignment or transfer shall be deemed null and void.

8.5. The failure of any Party to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the other Parties' rights to seek enforcement of such provision in the future.

8.6. Each Party hereby irrevocably agrees to make all reasonable efforts to refrain from defamation or negative publicity to the other Parties.

8.7. This Agreement, its interpretation, validity and breach shall be governed by the laws of the State of Israel, without regard to its choice of law rules. Any dispute or claim that may arise out of this Agreement shall be exclusively settled by a competent court in Tel Aviv, Israel which shall have sole and exclusive jurisdiction in such matter, to exclude the jurisdiction of all other courts.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Inspira Technologies Oxy B.H.N Ltd.

Inspira Technologies Oxy B.H.N Ltd. 515806485

By: Joe Hayo

Title: President & CFO

Inspira Technologies Limited

By: PETER MARKS

Title: DIRECTOR.

Inspira Founders:

Udi Nussinovitch

Joe Hayon

Dagi Ben-Noon

By: PHILLIP HAINS

Title: DIRECTOR/COSEC

Newburyport Partners Pty Ltd

By: PETER MARKS

Title: DIRECTOR

Peter Marks

<u>Exhibit A</u>
Budget

The total Loan Amount actually received by Inspira under the CLA, as agreed between the Parties, is **A$ 3,535,750**, of which **A$ 2,976,787** were transferred to Inspira for use in the Inspira business in Israel, in accordance with an agreed business plan, and **A$ 558,963** were used for the purposes of the intended IPO on the ASX in Australia. IML will provide Inspira an invoice for the **A$558,963** with the expenses to be recorded and acknowledged as paid as a result of the CLA conversion. The invoice is purely for reimbursement of costs & accounting purposes and does not purport to represent income received or to be received by IML, but is to finalise book entries between the 2 entities. The invoice amount together with the transferred amounts make up the CLA amount to be converted.

It is hereby further agreed between the Parties that the Interest, as specified under the CLA (i.e. at the rate of 2% per annum, compounded annually), is hereby offset in its entirety against certain expenses incurred by Inspira in connection with the intended IPO which exceeded the amounts expected and agreed by the Parties, and therefore no repayment of funds as Interest under the CLA shall take place.

Below is a breakdown of approved budget expenses. Inspira undertakes to cover the balance of A$70,810 or to alternatively pay the service providers directly or with amounts owed to the company including GST tax returns, interest earned etc. Inspira has no further financial liabilities or amounts owed to IML including to its directors or service providers. Some of the expenses in the balance of A$70,810 if not already covered by Inspira will be included in the conversion of the new convertible note to be finalized and signed between both parties for funds raised by IML as part of the companies PRE-IPO raise for the NASDAQ IPO planned for March 2021, by no later than 30 November 2020.

All financial values are in AU$	Invoices Paid	Invoiced Unpaid	Invoices to Cancel/Credit	Total
IML - Loan to Inspira Israel	2,976,787	-	-	**2,976,787**
Alphastation Group Pty Ltd	26,048	-	-	**26,048**
AUSTRALIAN SECURITIES & INVESTMENTS COMMISSION & ATO	1,938	-	-	**1,938**
BDO East Coast Partnership & Audit Fees	22,000	-	-	**22,000**
BOARDROOM PTY LIMITED	3,814	-	-	**3,814**
Lampam Pty Ltd	101,068	22,000	(36,169)	**86,899**
NEWBURYPORT PARTNERS PTY LTD	171,501	60,289	(75,900)	**155,891**
Quinert Rodda & Associates Pty Ltd	149,927	82,500	-	**232,427**
RM CAPITAL PTY LTD	23,198	-	-	**23,198**
THE CFO SOLUTION HQ PTY LTD	82,500	48,136	(48,136)	**82,500**
THE COMPANY PEOPLE PTY. LTD.	829	-	-	**829**
Daniel Goldstein	-	38,604	-	**38,604**
Ingeneus Solutions Pty Ltd (Leearne Hinch)	-	22,000	-	**22,000**
CLA Loan Interest	-	-	-	-
Total IML Expenses 2019-2020	3,559,611	273,630	(160,205)	3,672,936
CLA Investment	**(3,535,750)**			**(3,535,750)**
GST Owed (Balance Sheet)	**(52,915)**	**(1,750)**		**(54,665)**
Interest	**(11,712)**			**(11,712)**
Open Amount Owed to Service Providers	(40,765)	271,780	(160,205)	70,810

CLA Summary
Inspira agrees to cover the net open sum owed in the above table of AU$70,810. The company does not owe interest for the loan
CLA will be converted to 24,845,209 shares and 6,211,309 options
Inspira is not liable for any expenses or liabilities existing or created by IML (Inspira Tecnologied Pty Ltd - Australia)

IML confirms that it solely is responsible for the following actions in relation to the table above, to be obtained and included in the balance owed to service proivders: (i) securing GST returns from the government, (ii) cancelling all unpaid invoices that need to be cancelled, (iii) receiving credit for all paid invoices for which credit is due.

<u>Exhibit B</u>
Capitalization Table

	Inspira Prior to CLA Conversion		Inspira Post CLA Conversion		Comments
Shareholder	Shares	%	Shares	%	
Udi Nussinovitch (Co-founder)	23,032,642	32.90%	23,032,642	19.72%	Includes granting of performance shares
Dagi Ben-Noon (Co-founder)	23,032,642	32.90%	23,032,642	19.72%	Includes granting of performance shares
Joe Hayon (Co-founder)	23,032,642	32.90%	23,032,642	19.72%	Includes granting of performance shares
2018 Investors	902,074	1.29%	902,074	0.77%	Includes granting of performance shares
2019 CLA Ordinary Shares (14 cents)			21,974,196	18.81%	Pre-IPO Investors
2019 CLA Ordinary Shares (16 cents)			2,871,013	2.46%	Pre-IPO Investors
2019 CLA Ordinary Shares (Promoters)			2,950,000	2.53%	D.G promoter shares granted to him by Peter have been ransferred to ESOP
2019 CLA Options			6,211,309	5.32%	To be exercised at IPO price (Valid for 36 months)
ESOP			12,785,031	10.95%	Estimate, may be subject to change. Includes 1,050,000 promoter shares for D.G. resorted to ESOP
TOTAL Shares & Options	70,000,000	100.00%	116,791,549	100.00%	

<u>The 2019 CLA Options attached to the shares are to be exercised at the NASDAQ IPO price, for a period up to 3 years from an IPO on NASDAQ.</u>

<u>This Cap Table is a pro forma cap table prior to a contemplated Pre-IPO and IPO, and may be subject to updates including share splits or consolidations.</u>

<u>On the instruction & agreement of Newburyport & Mr Peter Marks, 1,050,000 of the 4,000,000 promoter shares are to be granted to Mr Daniel Goldstein who has requested to receive them under the ESOP. The remaining 2,950,000 are to be granted to Newburyport or its designees.</u>

Exhibit C

Allocation of Shares & Options among IML Shareholders

Note: Cap Table does not include shares and options for Inspira Vendors, ESOP, Promoter shares, safe, CN, Pre-IPO or IPO shares, options or promoter/broker fees etc that may all be subject to change. For NASDAQ IPO, reverse split will be required and is currently not reflected.

Inspira Cap Table at CLA Conversion (Based on Split A)

Company	Country	Registration details line 1	Invested Amount (AUD)	Share Price (AUD)	# of Shares (IML Scale)	# of Options (IML Scale)	Total # of Securities	%
			3,535,750		24,845,209	6,211,309	31,056,518	200%
IML	Australia	A.C.N 075 312 980 Pty Ltd	252,000	0.14	1,800,000	450,000	2,250,000	7.2%
IML	Israel	Alon Ben Noon	148,936	0.14	1,063,830	265,958	1,329,788	4.3%
IML	Israel	Avi Schwartz	10,638	0.14	75,988	18,997	94,985	0.3%
IML	Australia	BHL Pension Pty Ltd	250,000	0.14	1,785,714	446,429	2,232,143	7.2%
IML	Israel	Bonnie & Eyal Ranen	119,000	0.14	850,000	212,500	1,062,500	3.4%
IML	Australia	BRAX Super Pty Ltd	28,000	0.14	200,000	50,000	250,000	0.8%
IML	Australia	Carl Gonsalves & Anjali Gonsalves	35,000	0.14	250,000	62,500	312,500	1.0%
IML	Australia	Challoey Technology Ventures Pty Ltf	20,000	0.14	142,858	35,715	178,573	0.6%
IML	Australia	Club Dubb Pty Ltd	21,000	0.14	150,000	37,500	187,500	0.6%
IML	Australia	Coco Investments Trust	21,000	0.14	150,000	37,500	187,500	0.6%
IML	Australia	Cooperbell Trust	150,000	0.14	1,071,428	267,857	1,339,285	4.3%
IML	Israel	Daniel Abraham Fidler	50,000	0.14	357,142	89,286	446,428	1.4%
IML	Australia	Dr David Murphy George Murphy	11,200	0.14	80,000	20,000	100,000	0.3%
IML	Australia	Elizabeth Quinlivan	11,200	0.14	80,000	20,000	100,000	0.3%
IML	Australia	Elrem Trust	28,000	0.14	200,000	50,000	250,000	0.8%
IML	Australia	Forza Management Pty Ltd	10,500	0.14	75,000	18,750	93,750	0.3%
IML	Australia	Generation Wise Pty Ltd	70,000	0.14	500,000	125,000	625,000	2.0%
IML	Australia	HRS Pty Ltd Superannuation fund	21,000	0.14	150,000	37,500	187,500	0.6%
IML	Australia	Ian Christopher Fitzgerald	11,200	0.14	80,000	20,000	100,000	0.3%
IML	Israel	Israel Kogan	63,830	0.14	455,927	113,982	569,909	1.8%
IML	Australia	James SINGLETON	4,900	0.14	35,000	8,750	43,750	0.1%
IML	Australia	JFC Superannuation Fund	50,000	0.14	357,143	89,286	446,429	1.4%
IML	Australia	John Omerou	7,000	0.14	50,000	12,500	62,500	0.2%
IML	Australia	John W King Nominees Pty Ltd	210,000	0.14	1,500,000	375,000	1,875,000	6.0%
IML	Australia	Joseph Steg	42,000	0.14	300,000	75,000	375,000	1.2%
IML	Australia	JSW Parts Super	100,000	0.14	714,285	178,571	892,856	2.9%
IML	Australia	Kate Maree Blackburn	2,000	0.14	14,286	3,572	17,858	0.1%
IML	Australia	Kurt Luis Francis	21,000	0.14	150,000	37,500	187,500	0.6%
IML	Australia	Latha Venkatachala	19,600	0.14	140,000	35,000	175,000	0.6%
IML	Australia	Lobo Family Super Fund	30,100	0.14	215,000	53,750	268,750	0.9%
IML	Australia	Lucky Cat Pty Ltd	20,000	0.14	142,857	35,714	178,571	0.6%
IML	Israel	Margi Ben Noon	85,106	0.14	607,903	151,976	759,879	2.4%
IML	Australia	Mario Fonseca	14,000	0.14	100,000	25,000	125,000	0.4%
IML	Australia	Mark Feldschuh Superannuation Fun	25,000	0.14	178,571	44,643	223,214	0.7%
IML	Australia	Mars Fernandes Super Fund	20,000	0.14	142,859	35,715	178,574	0.6%
IML	Australia	Michael Anthony Quinn	50,000	0.14	357,143	89,286	446,429	1.4%
IML	Australia	Michael Paul Mete & Rebecca Anne ?	14,000	0.14	100,000	25,000	125,000	0.4%
IML	Australia	Milvian Bridge Pty Ltd	28,000	0.14	200,000	50,000	250,000	0.8%
IML	Australia	Mohan Tandavoorilekia	35,000	0.14	250,000	62,500	312,500	1.0%
IML	Australia	Ms Frances Sar	25,000	0.14	178,571	44,643	223,214	0.7%
IML	Australia	Nicholas Way	11,200	0.14	80,000	20,000	100,000	0.3%
IML	Israel	Niva Sneh	53,191	0.14	379,939	94,985	474,924	1.5%
IML	Australia	Philip & Margaret Christine Dickson	9,800	0.14	70,000	17,500	87,500	0.3%
IML	Israel	Ran & Varda Dotan	42,894	0.14	306,383	76,596	382,979	1.2%
IML	Australia	Rivista Trading Pty Ltd	28,000	0.14	200,000	50,000	250,000	0.8%
IML	Australia	Rodney ROSE	21,000	0.14	150,000	37,500	187,500	0.6%
IML	Australia	Saul ZAIDMAN	21,000	0.14	150,000	37,500	187,500	0.6%
IML	Australia	Shab Nominees Pty Ltd	49,000	0.14	350,000	87,500	437,500	1.4%
IML	Australia	Shreekanth Sinda	14,000	0.14	100,000	25,000	125,000	0.4%
IML	Israel	Solomon & Rosalia Goldstein	106,383	0.14	759,878	189,970	949,848	3.1%
IML	Israel	Solomon & Rosalia Goldstein	46,809	0.14	334,347	83,587	417,934	1.3%
IML	Australia	Stephen and Helen Pinto Super Fund	30,100	0.14	215,000	53,750	268,750	0.9%
IML	Australia	Stevsand Investments Pty Ltd	50,000	0.14	357,143	89,286	446,429	1.4%
IML	Australia	The CFO Solution Team Pty Ltd	24,990	0.14	178,500	44,625	223,125	0.7%
IML	Australia	The Morgan Family Superannuation	14,000	0.14	100,000	25,000	125,000	0.4%
IML	Australia	Thomas Francis Corr	50,000	0.14	357,143	89,286	446,429	1.4%
IML	Australia	Thomas SINGLETON	4,900	0.14	35,000	8,750	43,750	0.1%
IML	Australia	TJA Nominees Pty Ltd <Issy Jacobs Su	50,000	0.14	357,143	89,286	446,429	1.4%
IML	Australia	Todd Silbert	21,000	0.14	150,000	37,500	187,500	0.6%
IML	Australia	WebInvest Pty Ltd	250,000	0.14	1,785,715	446,429	2,232,144	7.2%
IML	Australia	Rodney ROSE <S&R Rose Superannu	7,000	0.14	50,000	12,500	62,500	0.2%
IML	Australia	The Ipo Solution Pty Ltd	24,990	0.14	178,500	44,625	223,125	0.7%
IML	Australia	Tim Borehman	10,920	0.14	78,000	19,500	97,500	0.3%
IML	Australia	A.C.N 075 312 980 Pty Ltd	96,000	0.16	600,000	150,000	750,000	2.4%
IML	Australia	Collinson Family Super Fund	5,000	0.16	31,250	7,813	39,063	0.1%
IML	Australia	Damian Ronald Secen	24,000	0.16	150,000	37,500	187,500	0.6%
IML	Australia	Fieldman Knitwear	20,000	0.16	125,000	31,250	156,250	0.5%
IML	Australia	John W King Nominees Pty Ltd	136,000	0.16	850,000	212,500	1,062,500	3.4%
IML	Australia	Nicholas Way	6,400	0.16	40,000	10,000	50,000	0.2%
IML	Australia	Silvis Trust	25,000	0.16	156,250	39,063	195,313	0.6%
IML	Australia	Baywick Pty Ltd	32,000	0.16	200,000	50,000	250,000	0.8%
IML	USA	Ammar Ibrahim Ali	24,962	0.16	156,013	39,003	195,016	0.6%
IML	USA	Matan Khoblish	50,000	0.16	312,500	78,125	390,625	1.3%
IML	Australia	Shanti Capital	40,000	0.16	250,000	62,500	312,500	1.0%

Total CLA investment at 14 cents Australian	3,076,387	0.14	21,974,196	5,493,555	27,467,751	88.4%
Total CLA investment at 16 cents Australian	459,362	0.16	2,871,013	717,754	3,588,767	11.6%

Exhibit D
Capital Raising Agreement

This Capital Raising Agreement (the "**Agreement**") is made and entered into on this __ day of November, 2020 (the "**Effective Date**") by and between Inspira Technologies Oxy B.H.N Ltd., an Israeli private company with a registration number of 515806495 ("**Inspira**"), a company organized under the laws of the State of Israel (the "**Company**") and ______________________________ (the "**Business Developer**"). The Company and the Business Developer are hereinafter referred to individually as a "**Party**" and collectively as "**Parties.**"

WHEREAS, the Company desires to retain the Services of the Business Developer (as defined below) on a non-exclusive basis and the Business Developer accepts the Company's retention of Business Developer to perform the Services (as specified below) on a non-exclusive basis and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. **Services**. During the term of this Agreement, and in consideration for the Commission described in more detail below, the Business Developer shall use its reasonable efforts to identify, introduce and promote the Company to Prospects (as defined below) in an effort to negotiate investments and/or other financing transactions in the Company (the "**Services**"). For purposes of this Agreement, "**Prospects**" means only those potential investors which have been identified by the Business Developer and approved in writing by the Company in its sole discretion. The Business Developer shall not approach any potential Prospect for the purpose of providing the Services without the Company's prior written consent. The initial list of approved Prospects is listed in **Exhibit D-1** hereto (which may only be amended in writing signed by both Parties), and only approved Prospects may entitle the Business Developer to the Commission (as defined below), subject to the provisions set forth below. Notwithstanding the foregoing, nothing in this Agreement shall be construed as preventing the Company from, directly or indirectly, seeking Prospects on its own or through the efforts of others; provided, that the Company shall not take any action or seek out its own Prospects, directly or indirectly, in bad faith or in an effort to reduce the potential Commission due to the Business Developer under this Agreement.

2. **Commission**. In consideration for the Services to be provided by the Business Developer pursuant to the terms of this Agreement, and solely in the event of a Qualified Investment (as defined below), the Business Developer shall be entitled to a cash commission in the amount of Seven percent (7%) of the Net Proceeds actually received by the Company from a Prospect in connection with such Qualified Investment, together with VAT if and as applicable under law (the "**Commission**"), all subject to the provisions set forth below. The Company shall pay the Commission to the Business Developer within thirty (30) days of receipt of the applicable Net Proceeds, all against receipt of a valid tax invoice. All other tax consequences

(excluding VAT), arising hereunder and applicable to the Business Developer, if applicable, shall be borne solely by the Business Developer, in accordance with applicable law.

a. "**Qualified Investment**" shall mean an equity investment or other financing of the Company by a Prospect, which is consummated by the Company within twelve (12) months from Business Developer's introducing the Company to such Prospect (regardless of termination of this Agreement).

b. "**Net Proceeds**" shall mean, with respect to a Qualified Investment, the total amount of cash and other monetary instruments actually received by the Company from a Prospect following the closing of the Qualified Investment, less taxes, duties, and charges paid by the Company in connection with the Qualified Investment (such as commissions paid to other finders and/or business developers, if any), whether such funds are conveyed in one transaction or a series of transactions.

3. **Expenses.** The Business Developer hereby acknowledges that the Commission set out above constitutes the entire consideration to which the Business Developer is entitled under this Agreement, except that the Company shall also repay the Business Developer's operational costs actually incurred in direct connection with the performance of the Services hereunder (such as travel, accommodation, subsistence and out of pocket expenses); provided that such expenses are approved by the Company in advance and in writing, and reasonably documented, in accordance with Company's expense policy as shall be made known to the Business Developer from time to time. For the avoidance of doubt, the Business Developer will not be entitled to any other reimbursement of expenses incurred in connection with the performance of the Services hereunder.

4. **Relationship of the Parties.** Each Party is an independent contractor and is solely responsible for all of its own employees, subcontractors, labor costs and, except as otherwise provided herein, expenses and taxes arising in connection therewith. In connection with the foregoing, each Party hereby acknowledges that it has no authority to enter into an agreement on behalf of the other Party without such other Party's prior written consent, or to make any representation or warranty on behalf of such other Party or incur any obligation or liability on its behalf. Further, all representations that the Business Developer makes about the Company or its business, products or services will be consistent with the information that may be supplied to the Business Developer by the Company from time to time.

5. **Confidential Information.**

a. The term "**Confidential Information**" shall mean any and all information or proprietary materials (in any form and media) which has been or is hereafter disclosed or made available by the Company to the Business Developer in connection with this Agreement, including, without limitation, (a) all trade secrets; and (b) information relating to business, finances, contracts, techniques, sales or marketing data or methods and customers, suppliers and investors (including potentially) lists or requirements, including the terms and conditions of this Agreement.

b. Confidential Information does not, however, include information that: (i) is or becomes generally available to the public, other than by reason of improper action by the Business Developer under the terms of this Agreement; (ii) was known to the Business Developer prior to the disclosure thereof to the Business Developer

without restriction, as reasonably demonstrated by Business Developer's records; (iii) is legally transmitted or disclosed to the Business Developer by a third party which owes no obligation of confidentiality to the Company.

c. The Business Developer acknowledges that the Confidential Information of the Company constitutes valuable confidential and proprietary information. The Business Developer shall hold the Confidential Information of the Company disclosed or made available to it in trust and confidence, and shall avoid the disclosure or release thereof to any other person or entity, by using at least the same degree of care as it uses to avoid the unauthorized use, disclosure, or dissemination of its own confidential information of a similar nature, but not less than reasonable care. The Business Developer shall not use the Confidential Information disclosed by the Company for any purpose whatsoever, other than in connection with the limited purpose of this Agreement. The Business Developer shall disclose the Confidential Information, as defined below, only to those of its employees or agents, if any, who have a legitimate need to know such Confidential Information in furtherance of the agreement hereto and who are obligated to protect such Confidential Information pursuant to terms and conditions no less protective than those contained in this Agreement.

d. Upon the earlier of the termination of this Agreement or the Company's written demand, the Business Developer shall immediately return to the Company all materials in its possession or control that reflect or embody Confidential Information. For avoidance of doubt, upon the occurrence of each of the aforesaid events, the Business Developer will not be authorized to hold in its possession any Confidential Information or copies thereof.

e. The provisions of this Section 5 shall survive the termination of the Agreement.

6. **Term and Termination**. This Agreement shall commence upon full execution by the Parties and shall continue until terminated by either Party in accordance with this Section 6. This Agreement may be terminated at any time and without cause by either Party upon thirty (30) days written notice to the non-terminating Party. Notwithstanding termination of this Agreement, the Company shall pay any outstanding Commissions to the Business Developer, resulting from the Services completed prior to the date of termination, as detailed in Section 2 above.

7. **Miscellaneous.**

a. Amendment; Waiver; Cumulative Remedies. This Agreement may be amended, and the observance of any provision of this Agreement may be waived (either generally or any particular instance, and either retroactively or prospectively) only with the written consent of both Parties. The failure of either Party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights. All remedies, whether at law, in equity, or pursuant to this Agreement will be cumulative.

b. Assignment. This Agreement shall not be transferred or assigned by either Party without the prior written consent of the other Party.

c. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel. All such disputes that may arise out of this Agreement shall be exclusively settled by the applicable court in Tel Aviv, Israel.

d. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between the Parties and supersedes all prior proposals, communications, representations and agreements, whether oral or written, with respect to the subject matter hereof. This Agreement may be executed by manual or facsimile signatures and in counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. Facsimile signatures or signatures delivered via electronic mail as a PDF (Portable Document Format) attachment shall hold the same force and effect as an original signature for purposes of binding the Parties to this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above:

Inspira Technologies Oxy B.H.N Ltd. 515800495

Inspira Technologies Oxy B.H.N Ltd.

By: Joe Hayo
Title: President & CFO

[Business Developer]

(Peter Marks)

<u>EXHIBIT D-1</u>

Approved Prospects